EXHIBIT 99.1

September 27, 2024

CENTRAL GARDEN & PET APPOINTS NIKO LAHANAS AS CEO AND BRAD SMITH AS CFO

Niko Lahanas, Former Central CFO, brings 18 years of experience at the Company

Brad Smith, Former CFO, Pet Segment, appointed Central CFO

Interim CEO & Director Beth Springer to return to role of Lead Independent Director

WALNUT CREEK, Calif., – Central Garden & Pet Company (NASDAQ: CENT), (NASDAQ: CENTA), (“Central” or “the Company”), a market leader in the Pet and Garden industries, announced today that Niko Lahanas has been appointed Chief Executive Officer, and Brad Smith has been appointed Chief Financial Officer, effective September 29, 2024. Mr. Lahanas will also join Central’s Board of Directors. Mr. Lahanas succeeds Beth Springer, who has served as Interim Chief Executive Officer since October, 2023. Ms. Springer will return to the role of Lead Independent Director.

“We are pleased to promote Niko to the role of CEO and are confident he is the right leader for Central as the Company enters its next phase of growth,” said Bill Brown, founder and Chairman of Central Garden & Pet. “Niko is a trusted and seasoned leader at Central, with over 18 years of experience in positions of increasing responsibility. He was appointed CFO in May 2017 and has been instrumental in setting the Company’s strategic direction and driving performance in that role. His experience in many financial, strategic and operating aspects of the organization will be invaluable to the future success of Central.”

Prior to joining Central, Mr. Lahanas worked in private equity and investment banking for over eight years. He holds a Bachelor of Arts degree in Psychology from the University of California, Berkeley, and a Master of Business Administration degree from The George Washington University.

“Central has been my home for nearly 20 years. It is a great honor and privilege to take the helm as we embark on the next chapter in Central’s journey,” says Niko Lahanas, CEO of Central Garden & Pet. “I look forward to partnering with the Board and our leadership team to deliver strong results for our customers, employees, shareholders and communities. With our strong operational foundation, M&A capabilities and entrepreneurial culture, I am excited about the opportunities that lie ahead.”

Mr. Brown added, “On behalf of the Board of Directors, I would like to thank Beth for her steady leadership of Central during the past year. Her strong executive experience and familiarity with the Company resulting from her directorship made her the ideal candidate to guide Central as Interim CEO.”

Said Beth Springer, “It has been a pleasure and a privilege to work with Niko and the rest of the Central leadership in my capacity as Interim CEO. I look forward to continuing to serve the Company as a member of the Board of Directors.”

Brad Smith will succeed Mr. Lahanas as Chief Financial Officer of Central. Mr. Smith joined Central in May 2017 and has provided strong financial leadership to the Pet segment. Before joining Central, Mr. Smith worked at the Delhaize Group (now Ahold Delhaize), where he served 12 years in finance roles of increasing responsibility, including as Chief Financial Officer of their European operations. Prior to Delhaize Group, Mr. Smith spent 11 years at Arthur Andersen. He earned a Bachelor of Arts degree in Economics from the University of California, Davis.

About Central Garden & Pet

Central Garden & Pet (NASDAQ: CENT) (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2023 net sales of $3.3 billion, Central is on a mission to lead the future of the Pet and Garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier, and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Amdro®, Aqueon®, Cadet®, Farnam®, Ferry-Morse®, Four Paws®, Kaytee®, K&H®, Nylabone® and Pennington®, strong manufacturing and distribution capabilities, and a passionate, entrepreneurial growth culture. Central is based in Walnut Creek, California, with 6,700 employees primarily across North America. Visit www.central.com to learn more.

Investor Relations Contact

Friederike Edelmann

VP Investor Relations & Corporate Sustainability

(925) 412-6726

fedelmann@central.com